Exhibit 99.1

Craft Brew Alliance and Anheuser-Busch Provide Update to

Proposed Expanded Partnership

PV Brewing Partners to Purchase CBA’s Kona Brewing Co. Operations in Hawaii

NEW YORK AND PORTLAND, Ore.// June 10, 2020 – As the two brewing companies work toward completing the expansion of their successful 25-year relationship, Craft Brew Alliance (“CBA”) (Nasdaq: BREW), and Anheuser-Busch (“A-B”) today announced an update to their proposed expanded partnership first announced last November in which A-B agreed to purchase the remaining CBA shares it does not already own. To expedite the regulatory review process and alleviate potential regulatory concerns regarding the proposed expanded partnership, CBA and A-B have agreed to the purchase of CBA’s Kona Brewing operations in Hawaii by PV Brewing Partners (“PV Brewing”), a team of investors with decades of combined beer industry and business growth expertise. The arrangement with PV Brewing is contingent on the closing of the proposed expanded partnership between CBA and A-B, at which point PV Brewing will purchase CBA’s Kona Brewing operations in Hawaii, including the new brewery and two brewpubs. The arrangement does not include CBA’s Kona business outside of Hawaii.

“We are committed to working with regulators and facilitating the successful review and close of our expanded partnership with A-B,” said Andy Thomas, CEO of CBA. “We are delighted to have found a strong buyer that will continue to nurture the spirit of the Kona brand in Hawaii and offer its employees, who will remain part of Kona’s Hawaii operations, further opportunities for growth and development.”

CBA and A-B continue to work collaboratively with regulators who are reviewing the proposed expanded partnership.

“While our shared vision for the expanded partnership between CBA and A-B did include CBA’s Hawaii operations, we are still optimistic about the ability of CBA and A-B to offer more consumers, in more communities, even more choices as a result of this expanded partnership,” said Marcelo “Mika” Michaelis, president, Brewers Collective, A-B. “We are confident that PV Brewing will continue investing and driving economic growth in Kona’s communities in Hawaii.”

In Hawaii, the opening of a new 30,000-square-foot Kona brewery and canning operation this year is the next step for the vibrant and local lifestyle brand.

“In the same way that CBA carried on the legacy of what Cameron Healy and Spoon Khalsa built at Kona, our number one priority is supporting Kona’s future on the Islands and ensuring the success of the brand there,” said Dave Peacock, PV Brewing Investor. “We are energized by this unique opportunity and are proud to support the continued growth of Kona in Hawaii with a new state-of-the-art brewery.”

CBA and A-B continue to expect the closing of the expanded partnership to occur no later than the end of 2020, after receipt of required regulatory clearance and satisfaction of other customary conditions.

ABOUT CRAFT BREW ALLIANCE

CBA is a leading craft brewing company that brews, brands, and brings to market world-class American craft beers.

Our distinctive portfolio combines the power of Kona Brewing Company, a dynamic, fast-growing national craft beer brand, with strong regional breweries and innovative lifestyle brands: Appalachian Mountain Brewery, Cisco Brewers, Omission Brewing Co., Redhook Brewery, Square Mile Cider Co., Widmer Brothers Brewing, and Wynwood Brewing Co. CBA nurtures the growth and development of its brands in today’s increasingly competitive beer market through our state-of-the-art brewing and distribution capability, integrated sales and marketing infrastructure, and strong focus on innovation, partnerships, and local community.

Formed in 2008, CBA is headquartered in Portland, Oregon and operates breweries and brewpubs across the U.S. CBA beers are available in all 50 U.S. states and 30 different countries around the world. For more information about CBA and our brands, please visit www.craftbrew.com.

ABOUT PV BREWING

PV Brewing is a firm formed by David Peacock and VantEdge Partners, an investment firm based in Kansas City led by Paul Edgerley and Terry Matlack. VantEdge, among other investments, owns 260 quick-serve restaurants, including Dunkin’, Taco Bell and Jamba and is part of the investment group that owns the Kansas City Royals. Mr. Peacock, former President of Anheuser-Busch, has partnered with VantEdge in other business ventures.

ABOUT ANHEUSER-BUSCH

For more than 165 years, Anheuser-Busch has carried on a legacy of brewing great-tasting, high-quality beers that have satisfied beer drinkers for generations. Today, we own and operate more than 100 facilities, including breweries, wholesaler distribution centers, agricultural facilities and packaging plants, and have more than 18,000 colleagues across the United States. We are home to several of America’s most recognizable beer brands, including Budweiser, Bud Light, Michelob ULTRA and Stella Artois, as well as a number of regional brands that provide beer drinkers with a choice of the best-tasting craft beers in the industry. From responsible drinking programs and emergency drinking water donations to industry-leading sustainability efforts, we are guided by our unwavering commitment to supporting the communities we call home. For more information, visit www.anheuser-busch.com or follow Anheuser-Busch on LinkedIn, Twitter, Facebook and Instagram.

For more information, visit www.anheuser-busch.com or follow Anheuser-Busch on LinkedIn, Twitter, Facebook and Instagram.

ABOUT BREWERS COLLECTIVE

Brewers Collective, a business unit of A-B, is on a mission to energize how people view, consume and experience beer by sharing our joy of brewing. We have an unwavering devotion to our beer, brands, people and communities, and are on a continued pursuit of making the next beer our best one yet. We believe that quality is not an exception, innovation is a standard, and that everyone is welcome within the world of beer. Brewers Collective encourages everyone to drink responsibly, hydrate and get a safe ride home when needed.

Contact:

Jenny McLean, Craft Brew Alliance

jenny.mclean@craftbrew.com

Laura Ballantyne, Brewers Collective, craft business unit of Anheuser-Busch

Laura.Ballantyne@brewerscollective.com

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